UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of theSecurities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2014

The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51018	23-3016517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The Bancorp Bank (the “Bank”), a wholly owned subsidiary of The Bancorp, Inc., entered into a Stipulation and Consent to the Issuance of a Consent Order (the “Order”) with the Federal Deposit Insurance Corporation (the “FDIC”) which became effective on June 5, 2014.  The Bank took this action without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in the Bank’s Bank Secrecy Act (“BSA”) Compliance Program.

The Order requires the Bank to take certain affirmative actions to comply with its BSA obligations, among them:  appoint a qualified BSA/OFAC officer; revise the written BSA Compliance Program; develop and implement additional  policies and procedures for suspicious activity monitoring and reporting; review and enhance customer due diligence and risk assessment processes; review past account activity to determine whether suspicious activity was properly identified and reported; strengthen internal controls, including augmenting Board oversight regarding BSA activities; establish an independent testing program and develop policies and procedures to govern staffing and training for BSA compliance.

To date, the Bank has implemented multiple upgrades that address the requirements of the Order, such as the appointment of a qualified BSA/OFAC officer, increasing oversight and staffing of the BSA compliance function, improving practices and procedures to monitor and report transactions; increasing  training, as well as adopting an independent testing program to ensure adherence to more effective BSA standards.  Although these measures have and will increase non-interest expense including significant initial consulting fees, growth in the various lines of business should over time, should cover these expenses.

Until approval by the FDIC of a BSA Report for which the Bank has already engaged a third party, the Order places some restrictions on certain activities:  the Bank will be restricted from signing and boarding new Independent Sales Organizations; the Bank will be restricted from issuing new non-benefit related reloadable prepaid card programs; and the Bank will be restricted from Originating Automated Clearing House transactions for new merchant-related payments.  We do not believe that these restrictions will have a material impact on revenue.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bancorp, Inc.

Date: June 10, 2014	By:	/S/ PAUL FRENKIEL
Paul Frenkiel
Chief Financial Officer and Secretary